Exhibit 10.25

AMENDMENT TO THE
FIRST AMENDED EMPLOYMENT AGREEMENT

AMENDMENT, dated as of March 15, 2021, to the First Amended Employment Agreement, dated March 26, 2019 (the “Employment Agreement”), between Motus GI Holdings, Inc., a Delaware corporation (“Company”), and Andrew Taylor (“Executive”).

RECITALS

WHEREAS, the Employment Agreement sets forth the terms and conditions of Executive’s employment with the Company, including, but not limited to, severance pay and benefits that will be payable to Executive if he experiences a covered termination;

WHEREAS, the Company desires to amend the Employment Agreement to increase certain severance benefits to Executive in the event that Executive’s employment is terminated by the Company for a covered termination; and

WHEREAS, Section 6.06 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Company and Executive hereby agree that, effective the date hereof, the Employment Agreement is hereby amended as follows:

1.  Section 4.02(B)(1) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(1) Subject to Section 4.02(B) below, in the event of a termination of this Agreement and Executive’s employment hereunder by Company pursuant to Section 4.01A, 4.01B, 4.01(D) or a termination of this Agreement and Executive’s employment hereunder by Executive for Good Reason (as defined in Section 4.01(E) above) pursuant to Section 4.01(E), then this Agreement and Executive’s employment with Company shall terminate and Company’s sole obligation to Executive under this Agreement or otherwise shall be to: (i) pay and/or provide, as applicable, the Accrued Obligations in accordance with the terms set forth in Section 4.02(A) above; and (ii) subject to Section 4.02(C) below, (a) an aggregate amount equal to the Executive’s Base Salary for twelve (12) months (the “Severance Payments”), (b) if Executive timely elects COBRA coverage, Company shall pay the Company portion of Executive’s healthcare continuation payments under COBRA for a twelve (12)-month period following the date of Executive’s termination of employment with Company (the “COBRA Assistance”) during which time Executive shall be responsible for the Executive portion (unless Executive becomes eligible to obtain healthcare coverage from a new company before the twelve (12)-month anniversary of the termination of Executive’s employment, in which case Company’s obligation to contribute to Executive’s health care continuation payments under COBRA shall cease), (c) pay to Executive any earned but unpaid Performance Bonus that relates to the calendar year prior to the calendar year in which the termination of Executive’s employment from the Company occurs, which shall be paid in lump sum on the date when bonuses otherwise would be paid, (d) reimbursement of business expenses as set forth herein, and (e) 25% of any unvested options shall upon such termination vest. Any unvested portion of the Executive’s Option Grant and unpaid performance bonus shall be forfeited without payment. If, following a termination of employment without Cause or due to permanent disability, the Executive breaches the provisions of Section 5 below, the Executive shall not be eligible, as of the date of such breach, for any additional Severance Payments, and any and all further obligations and agreements of the Company with respect to such payments shall thereupon cease. Additionally, if, following a termination of employment without Cause or due to Disability, the Executive accepts and commences alternate employment while receiving the Severance Payments, the base compensation received by Executive from such alternate employment shall be applied as an offset against future Severance Payments due the Executive. By way of example, if Executive is able to secure alternate employment at a monthly base salary rate of $20,000, the Executive’s monthly Severance Payment would be reduced by $20,000 during the remaining severance period.”

2. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive agree to the terms of this Amendment, effective as of the date set forth above.

MOTUS GI HOLDINGS, INC.

By:	/s/ Timothy P. Moran
Name:	Timothy P. Moran
Title:	Chief Executive Officer

EXECUTIVE

/s/ Andrew Taylor
Andrew Taylor

[Signature Page to Amendment to the First Amended Employment Agreement]